Exhibit 99.1

Location Based Technologies Partners with Telcel & America Movil to Launch PocketFinder Products in Mexico and South American Territories

America Movil Parent Will Provide Comprehensive Latin America GSM Network Coverage

IRVINE, Calif.--(BUSINESS WIRE)-- Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset GPS locators and devices, today announced it has entered a Commercial Agreement to provide the PocketFinder® family of location devices and services to the markets in Mexico and Latin America through Radiomovil Dipsa S.A. de C.V. (NYSE:AMX).

Under the terms of the Agreement, PocketFinder®’s family of products will be integrated into Telcel’s M2M network and Location Based Technologies, Inc., will sell devices directly to Telcel, Radio Movil DIPSA (America Movil).

“By partnering with Telcel and America Movil, their 231 Million wireless customers in Mexico and Latin America will soon enjoy the benefits of the PocketFinder products and services,” said Dave Morse, CEO of Location Based Technologies, Inc. “We were selected by Telcel and America Movil because they are committed to bringing the best wireless M2M products and GPS services to their customers and believe that LBT delivers breakthrough products that will change the way businesses and families use wireless data devices. We're thrilled to make our products available to Telcel and America Movil customers in Mexico and many Latin American countries.”

Telcel’s successful multi-month testing of the PocketFinder devices and Network Certification was conducted throughout each of Telcel’s Mexico based territories. The wireless carriers will market and provide complete services to their Commercial and Consumer customer base. Now that the companies have reached a partnership Agreement, the first purchase orders are expected to arrive shortly.

Mr. Arturo Rodriquez Monsalvo, Chief of Mobile Data Services, Telcel, commented, “We at Telcel are pleased to be working with Location Based Technologies in launching the PocketFinder family of products to our customers in Latin America. We see PocketFinder’s location offering as a great enhancement to Telcel’s data services.”

The PocketFinder family of products uses advanced technology to help businesses and families stay connected. The PocketFinder® is the smallest known single-board GSM/GPS device, and it easily fits into a pocket, purse or backpack, and can be accessed via smart phones or any other device that provides Internet access to show its location in real time. Its service includes advanced GPS features, that allow users to designate customizable alert areas such as electronic “fences” or zones, vehicle speeds, location times, and fleet management information.

About America Movil

América Móvil, S.A.B. de C.V. and its subsidiaries provides wireless and fixed communications services in Latin America. As one of the largest wireless carriers in the world they offer wireless services, including prepaid wireless voice and data services; and data-based wireless services, such as SMS, MMS, WAP, PTT, SMS notifications, group messaging, infotainment, content download, video streaming, location-based services, vehicle location, and Internet access services. The company also provides voice and data network services, including TDMA, GSM, CDMA, GPRS, EDGE, UMTS, and HSDPA services; and the sale of cellular phones and accessories. América Móvil has wireless and fixed-line subscribers in Mexico, Guatemala, Nicaragua, Ecuador, El Salvador, Brazil, Argentina, Colombia, the United States, Honduras, Chile, Peru, Paraguay, Uruguay, the Dominican Republic, Puerto Rico, Jamaica, and Panama. The company was founded in 2000 and is based in Mexico City, Mexico.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS.ob - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.pocketfinder.com for more information on personal locator devices from PocketFinder®.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Vision Advisors
Terry McGovern, 415-902-3001
www.visionadvisors.net

Location Based Technologies, Inc.
David Morse, PhD, 888-600-1044 x5
investor@locationbasedtech.com